EXHIBIT 16.1

October 25, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 21, 2010 of AtheroNova Inc. and we are in agreement with the statements concerning our firm contained within the second paragraph of Item 4.01(a) therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Anton & Chia, LLP
Anton & Chia, LLP